SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                          Commission File Number:  33-35275


                       PROVIDENT BANK HOME EQUITY LOAN TRUST 1997-4,
                HOME EQUITY LOAN ASSET-BACKED CERTIFICATES, SERIES 1997-4
                 (Exact name of registrant as specified in its charter)

                                ONE EAST FOURTH STREET
                                CINCINNATI, OHIO  45202
                                   (513) 579-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        PROVIDENT BANK HOME EQUITY LOAN TRUST
          1997-4, HOME EQUITY LOAN ASSET-BACKED CERTIFICATES, SERIES 1997-4
                    CLASS A-1, CLASS A-2, CLASS A-3, AND CLASS A-4
               (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  29

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  January 29, 1999              By:  /s/ Judy L. Gomez
                                               Judy L. Gomez
                                               Assistant Vice President
                                               Bankers Trust Company
                                               of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                                ACCOUNT HOLDER CERTIFICATION

                        PROVIDENT BANK HOME EQUITY LOAN TRUST 1997-4,
                 HOME EQUITY LOAN ASSET-BACKED CERTIFICATES, SERIES 1997-4

                        Commission File Number:  33-35275

          I hereby certify that the following information is correct:

                                                 CERTIFICATE HOLDERS
                      NAME OF SECURITY           AS OF DECEMBER 31, 1998.

                      Class A-1                  3
                      Class A-2                  1
                      Class A-3                  14
                      Class A-4                  11


                      TOTAL                      29


          Date:  January 29, 1999

                                Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of December 1, 1997.

                                By:  /s/ Judy L. Gomez
                                Judy L. Gomez
                                Assistant Vice President
                                Bankers Trust Company of California, N.A.